Exhibit 10.1

THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT

This THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of September 1, 2024 by and between BRIDGEWATER BANCSHARES, INC., a corporation organized under the laws of the State of Minnesota (“Borrower”), and SERVISFIRST BANK, an Alabama banking corporation (“Lender”).

PRELIMINARY STATEMENTS.  Borrower and Lender have entered into that certain Loan and Security Agreement dated as of March 1, 2021, as amended by that certain First Amendment to Loan and Security Agreement dated July 16, 2021, and amended by that certain Second Amendment to Loan and Security Agreement dated September 1, 2022 (said agreement as amended by any and all modifications or amendments thereto, including this Third Amendment, is hereinafter referred to as the “Loan Agreement”; the terms defined in the Loan Agreement are used herein as therein defined).  Borrower and Lender wish to amend certain provisions of the Loan Agreement.

NOW, THEREFORE, Borrower and Lender agree as follows:

SECTION 1.Amendments to the Loan Agreement.

(a)	Each of the following definitions in Section 1.01 of the Loan Agreement is hereby amended and restated in its entirety as follows:
(i)	“Maturity Date” means the earlier of September 1, 2026, or the date the maturity of the Note is accelerated pursuant to Section 7.02 of this Agreement.
(ii)	“Note” means the Amended and Restated Revolving Note, dated September 1, 2024, in the principal amount of $40,000,000, made by Borrower to evidence Borrower’s obligation to repay the Loan and the interest thereon and includes any amendment to such Note and any promissory note given in extension or renewal of, or in substitution for, such Note evidencing Borrower’s obligation to repay the Loan.
(b)	Section 2.05(A)(1) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(1)Interest on the principal balance of the Loan from time to time outstanding will be payable at a per annum rate (the “Interest Rate”) equal to the greater of (i) the Prime Rate in effect from time to time; or (ii) a floor rate of four and one-half percent (4.50%).

SECTION 2.Representations and Warranties of Borrower.  Borrower represents and warrants as follows:

(a)Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b)The execution, delivery and performance by Borrower of this Amendment and the Loan Agreement, as amended hereby, are within Borrower's powers, have been duly authorized by all necessary action and will not (immediately, or with the passage of time, or with the giving of notice) (1) violate provision of the articles of incorporation or bylaws of Borrower or the Subsidiary Bank, or violate any Laws or result in a default under any contract, agreement, or instrument to which Borrower or the Subsidiary Bank is a party or by which Borrower or the Subsidiary Bank or any of their respective properties are bound or (2) result in the creation or imposition of any security interest in, or lien or encumbrance upon, any of the assets of Borrower or the Subsidiary Bank, except in favor of Lender.

(c)Borrower has the power and authority to enter into and perform this Amendment, and has taken all corporate action necessary to authorize the execution, delivery, and performance of this Amendment and the Loan Agreement, as amended hereby.

(d)This Amendment and the Loan Agreement, as amended hereby are valid, binding, and enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws, and judicial decisions affecting the rights of creditors generally and by general principles of equity

(e)Except to the extent disclosed to Lender in writing, there is no pending or, to Borrower’s knowledge, threatened order, notice, claim, litigation, proceeding or investigation against or affecting Borrower or the Subsidiary Bank, whether or not covered by insurance, that would involve the payment by Borrower or Subsidiary Bank of $500,000.00 or more if adversely determined.

(f)No Default or Potential Default under the Loan Agreement has occurred and is continuing.

SECTION 3.Conditions of Effectiveness.  This Amendment shall become effective when:

(a)	Lender shall have received counterparts of this Amendment executed by Borrower and Lender;
(b)	Lender shall have received the Amended and Restated Revolving Note executed by Borrower;
(c)	Lender shall have received the document processing fee from Borrower in the amount of $950; and
(d)	Lender shall have received a Non-Use Fee from Borrower in the amount of $53,375.00, which is attributable to the period of time from and including March 2, 2023, through and including March 1, 2024. For the avoidance of doubt, any accrued Non-Use Fee attributable to the period of time from and including March 2, 2024, shall be payable on March 2, 2025, in accordance with Section 2.08 of the Loan Agreement.

SECTION 4.Reference to and Effect on the Loan Agreement.

(a)Upon the effectiveness of Section 3 hereof, on and after the date hereof, each reference in the Loan Agreement to “this Agreement”, “hereunder” “hereof”, “herein” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

(b)Except as specifically amended above, the Loan Agreement shall remain in full force and effect and is hereby ratified and confirmed.

(c)The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Lender under the Loan Agreement, nor constitute a waiver of any provision of the Loan Agreement.

SECTION 5.Execution in Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

SECTION 6.Governing Law. The substantive Laws of the United States and the State of Alabama shall govern the construction of this Agreement and the documents executed and delivered pursuant hereto, and the rights and remedies of the parties hereto and thereto.

[Rest of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

BRIDGEWATER BANCSHARES, INC.
By
Name	Joe Chybowski
Its	President & Chief Financial Officer

LENDER:

SERVISFIRST BANK
By
Name	William Mellown
Its	First VP, Correspondent Banking

[Signature Page to Third Amendment to Loan and Security Agreement]